Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of July 2, 2008, between Claymont Steel, Inc., a Delaware corporation (the “Company”), CitiSteel PA, Inc. (the “Guarantor”) and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture dated as of February 15, 2007 (the “Original Indenture”) providing for the issuance of the Company’s 8.875% Senior Notes due 2015 (the “Notes”);

WHEREAS, Section 9.02 of the Original Indenture provides, among other things, that, with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantor and the Trustee may amend or supplement the Original Indenture, except as provided therein;

WHEREAS, the Company and the Guarantor desire to amend or delete certain provisions to the Original Indenture;

WHEREAS, all action on the part of the Company and the Guarantor necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this Supplemental Indenture, has been duly taken;

WHEREAS, the Company has solicited the consent (the “Consent Solicitation”) of the Holders of the Notes to amendments (the “Amendments”) to certain provisions of the Original Indenture pursuant to that certain consent solicitation statement dated as of June 27, 2008 (the “Consent Solicitation Statement”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes have consented in writing to the Amendments and evidence thereof has been delivered to the Trustee;

WHEREAS, the Company and the Guarantor desire to execute and deliver, and have requested the Trustee to join in the execution and delivery of, this Supplemental Indenture for the purpose of amending certain provisions of the Original Indenture; and

WHEREAS, the Company intends to commence a tender offer for the Notes following the execution and delivery of this Supplemental Indenture on the terms and conditions substantially as set forth in the Company’s Offer to Purchase dated as of July 2, 2008 and attached hereto as Exhibit A (as it may be amended or supplemented from time to time, the “Offer to Purchase”) pursuant to which the Company shall have the option to purchase Notes validly tendered prior to 5:00 pm on the tenth business day following commencement of such tender offer (as the same may be extended or otherwise terminated, the “Early Tender Date”) on a business day promptly following the Early Tender Date (as the same may be extended, the “Early Settlement Date”) and the

Company shall purchase all Notes validly tendered prior to the expiration of such tender offer that were not purchased on the Early Settlement Date (if any) on a business day promptly following the expiration of such tender offer (the “Final Settlement Date”), subject to the terms and conditions set forth in the Offer to Purchase.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE ONE

DEFINITION

Section 1.1 Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: (i) the Company shall have commenced a tender offer in accordance with the terms and conditions set forth in the Offer to Purchase and (ii) each Holder of Notes that has validly tendered Notes pursuant to such tender offer on or prior to the Early Tender Date shall have received payment for such Notes on the Early Settlement Date, or if the Company elects to forego its early settlement option, each Holder of Notes that has validly tendered Notes pursuant to the tender offer on or prior to the expiration of the tender offer shall have received payment for such Notes on the Final Settlement Date, provided that the Early Settlement Date or, if the Company elects to forego early settlement, the Final Settlement Date, occurs on or prior to September 30, 2008. All other capitalized terms used but not defined herein shall have the same meanings as in the Original Indenture.

ARTICLE TWO

COVENANTS

The Company covenants that, if it elects to exercise its early settlement option to purchase Notes validly tendered by Holders on or prior to the Early Tender Date on the Early Settlement Date, it shall complete the tender offer, subject to the terms and conditions set forth in the Offer to Purchase, and purchase any Notes that are validly tendered by Holders after the Early Tender Date but on or prior to the expiration of the tender offer.

ARTICLE THREE

AMENDMENTS TO ORIGINAL INDENTURE

Section 3.1 Deleted Definitions. Upon the occurrence of the Tender Offer Completion Event, Section 1.01 of the Original Indenture shall, without further action by any party hereto be amended by deleting the definition of each term that is used in the Original Indenture only in the Sections or subsections thereof that are deleted pursuant to Sections 2.2, 2.3 and 2.4 hereof.

Section 3.2 Deleted Provisions. Upon the occurrence of the Tender Offer Completion Event, the text of each of the following Sections or subsections of the Original Indenture (other than the heading and the Section and subsection numbering) shall, without any further action by any party hereto, be deleted in its entirety and replaced, in each case, by the words “Intentionally Omitted”:

(a) The covenant entitled “Maintenance of Office or Agency” (Section 4.02 of the Original Indenture).

(b) The covenant entitled “Corporate Existence” (Section 4.03 of the Original Indenture).

(c) The covenant entitled “Payment of Taxes and Other Claims” (Section 4.04 of the Original Indenture).

(d) The covenant entitled “Maintenance of Properties and Insurance; Compliance with Laws” (Section 4.05 of the Original Indenture).

(e) The covenant entitled “Waiver of Stay, Extension and Usury Laws” (Section 4.07 of the Original Indenture).

(f) The covenant entitled “Limitation on Incurrence of Additional Indebtedness” (Section 4.08 of the Original Indenture).

(g) The covenant entitled “Limitation on Restricted Payments” (Section 4.09 of the Original Indenture).

(h) The covenant entitled “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (Section 4.11 of the Original Indenture).

(i) The covenant entitled “Limitation on Issuances and Sales of Capital Stock of Subsidiaries” (Section 4.12 of the Original Indenture).

(j) The covenant entitled “Limitation on Liens” (Section 4.13 of the Original Indenture).

(k) The covenant entitled “Limitation on Transactions with Affiliates” (Section 4.14 of the Original Indenture).

(l) The covenant entitled “Additional Guarantees” (Section 4.15 of the Original Indenture).

(m) The covenant entitled “Conduct of Business” (Section 4.16 of the Original Indenture).

(n) Clauses (2) and (3) of Section 5.01 of the Original Indenture.

(o) Clauses (3), (5) and (6) of Section 6.01 of the Original Indenture.

Section 3.3 Section 4.06 of the Original Indenture. Upon the occurrence of the Tender Offer Completion Event, Section 4.06 of the Original Indenture shall, without any further action by any party hereto, be deleted in its entirety and replaced with the following text:

“Section 4.06. Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate in accordance with Section 314(a)(4) of the TIA.

(b) Intentionally Omitted.

(c) The Company shall, so long as any Notes are outstanding, upon any Officer of the Company becoming aware of any Default or Event of Default, deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default within five (5) Business Days after such Officer becoming aware of such occurrence.”

Section 2.4 Section 4.17 of the Original Indenture. Upon the occurrence of the Tender Offer Completion Event, Section 4.17 of the Original Indenture shall, without any further action by any party hereto, be deleted in its entirety and replaced with the following:

“Section 4.17. Reports to Holders.

The Company shall comply with Section 314(a) of the TIA. For so long as any Notes are outstanding, if at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.2 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 4.3 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.5 Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

Section 4.6 Trust Indenture Act to Control. If and to the extent that any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required to be included in or is or is deemed to be applicable to this Supplemental Indenture by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required or other applicable provision shall control.

Section 4.7 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Original Indenture shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CLAYMONT STEEL, INC.

By:	/s/ Robin Gantt
Name:	Robin Gantt
Title:	CFO & Treasurer

CITISTEEL PA, INC.

By:	/s/ Robin Gantt
Name:	Robin Gantt
Title:	CFO & Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Title:	Vice President